Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release February 14, 2007	For additional information, please contact Ted Ashby, CEO, or Mark Towe, CFO (336) 783-3900

Surrey Bancorp Reports 2006 Profits of $2,650,893

MOUNT AIRY, NC – Mount Airy-based Surrey Bancorp (the “Company”) announced today that the Company had posted earnings of $2,650,893 or $0.76 per fully diluted share for 2006. This represents a 20 percent increase in profitability from 2005 when the Company reported earnings of $2,200,812 or $0.63 per fully diluted share. The Company had earnings of $627,817 or $.18 per fully diluted share in the fourth quarter of 2006. This represents a 4% decrease in earnings from the $653,455 or $.19 per fully diluted share reported in the same period in 2005. The earnings per share data above have been retroactively adjusted to reflect a 2 for 1 common stock split announced by the Company on December 28, 2006. The increase in annual earnings for 2006 was primarily the result of overall growth and an improved net interest margin over the previous period. The decrease in the quarterly 2006 earnings was a result of increased non interest expense over the previous period.

Total assets were $187,109,528 as of December 31, 2006, an increase of 4 percent from the $179,570,827 reported on December 31, 2005. Net loans increased 8 percent to $153,852,006, compared to $142,385,041 at the end of the 2005. Asset quality remained strong with delinquency levels and charge-offs in line with industry averages. Loan loss reserves were $2,531,305 or 1.62 percent of total loans as of December 31, 2006. Total deposits increased to $151,091,270 at year end 2006, a 4 percent increase from the $145,855,671 reported at the end of 2005.

Surrey Bancorp (Stock Symbol SRYB.OB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full service branches are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 303 South Main Street in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, which provides full-service brokerage and investment advice through an association with UVEST Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

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